Exhibit 99.1
Trimble Announces New Reporting Segments
WESTMINSTER, Colo., Apr 12, 2024—Trimble (NASDAQ: TRMB) announced today that it will change the reporting of its segment financial results to better reflect the Company’s organizational structure and business models. Starting with first quarter 2024 results, Trimble will report revenue and operating income based on three operating segments as follows:
•Architects, Engineers, Construction and Owners (“AECO”). This segment primarily provides software solutions, which sell through a direct channel to customers in the construction industry.
•Field Systems. This segment primarily includes hardware-centric businesses, which sell through dealer partner channels.
•Transportation and Logistics (“T&L”). This segment will primarily maintain the historical businesses from the previous Transportation segment, which serves customers working in long haul trucking and freight shipper markets.
Financial segment information for the four quarters and the full year for fiscal years 2023 and 2022, as if reported under the new structure, will be available in an 8-K filed today and is posted in the Investor Relations section of the Company’s web site at: http://investor.trimble.com. Also available at http://investor.trimble.com will be pre-recorded prepared remarks and an accompanying slide presentation on the new reporting segments. The new segment financial results for 2022 and 2023 include the Company’s agriculture business, which was contributed to its joint venture with AGCO, which closed on April 1, 2024.
About Trimble
Trimble is transforming the ways people move, build and live. Core technologies in positioning, modeling and data analytics connect the digital and physical worlds to improve our customers’ productivity, quality, safety, transparency and sustainability. For more information about Trimble (NASDAQ: TRMB), visit: www.trimble.com.

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